Exhibit 3.1

CERTIFICATE OF AMENDMENT OF THE

RESTATED CERTIFICATE OF INCORPORATION

OF

VICAL INCORPORATED

Vical Incorporated, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST: The name of the corporation is Vical Incorporated (the “Corporation”).

SECOND: The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was April 30, 1987.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions amending the Corporation’s Restated Certificate of Incorporation, as amended, as follows:

1. The first sentence of Paragraph A of Article IV of the Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended and restated to read in its entirety as follows:

“Classes of Stock. The total number of shares of all classes of capital stock which the corporation shall have authority to issue is Fifty-Five Million (55,000,000) shares, of which Fifty Million (50,000,000) shares of the par value of One Cent ($0.01) each shall be Common Stock (the “Common Stock”) and Five Million (5,000,000) shares of the par value of One Cent ($0.01) each shall be Preferred Stock (the “Preferred Stock”).”

FOURTH: Thereafter, pursuant to a resolution of its Board of Directors, the amendment was submitted to the stockholders of the Corporation for their approval at an annual meeting of the stockholders, which was duly called and held, upon notice in accordance with Section 222 of the DGCL, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment. Accordingly, said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, Vical Incorporated has caused this Certificate of Amendment to be signed by the undersigned officer, thereunto duly authorized, this 31st day of May, 2017.

VICAL INCORPORATED

By: /s/ Vijay B. Samant

Vijay B. Samant

President and Chief Executive Officer